Exhibit 10.1
Annual Incentive Plan
The Mitek Annual Incentive Plan (the “Plan”) applies to employees of Mitek for achievement of objectives as defined in this Plan. This Plan is designed to support the growth, profitability, and success of the organization through shared objectives and alignment with the creation of shareholder value.
Definitions
The Company:            Refers to Mitek Systems Inc. and its affiliates
Plan Term:    The fiscal year beginning October 1st and ending September 30th of the applicable fiscal year
Plan Participant:    A full-time employee of the Company designated as a participant in the Plan, who is not already participating in an alternative commission or incentive plan and who is employed by the Company through the completion of the applicable fiscal year

Revenue:     Defined as the applicable revenue determined in accordance with generally accepted accounting principles, excluding acquisition-related revenue not included in the original Plan target and adjusted for acquisition-related write-downs of revenue or deferred revenue

Adjusted EBITDA	Defined profitability measurement in accordance with generally accepted accounting principles and as determined by the Company

Individual Objectives:        Assigned goals, as applicable, for the fiscal year

Eligibility & Applicability
To be eligible for participation in the Plan, a Plan Participant must be employed by the Company through the completion of the fiscal year for which the Plan is approved and in force.
Plan Participants who are partial-year employees, either due to commencing employment following the start of the fiscal year or having taken certain types of leaves of absence during the year, but who are employed by the Company through the completion of the fiscal year, will be eligible to receive a prorated payment under the Plan. Generally, partial-year employees must be employed prior to the beginning of the 4th quarter of the fiscal year to be eligible for Plan participation.

Term
This Plan is effective for the applicable fiscal year beginning October 1st ending September 30th.

Plan Structure
Each Plan Participant is eligible to earn a target incentive up to, equal to or more than their annual incentive target percentage multiplied by their annual base salary, based upon performance against Plan objectives.
Earnings under the Plan result from successful performance against a combination of two financial targets (Revenue and Adjusted EBITDA targets) and against individual performance objectives, as applicable.
The two financial targets of the Plan are weighted individually and specific participation in the Plan in accordance with the following:
Director-level and above: Achievement under the Plan is tied to the two financial targets (Revenue and Adjusted EBITDA) upon which 100% of the target bonus is earned at Plan. The Plan is structured as follows:
•50% of the target incentive shall be based upon the achievement of the Revenue component of the Plan
◦A minimum threshold attainment of the Revenue target must be reached for any earnings under the component to be achieved.
•50% of the target incentive shall be based upon the achievement of the Adjusted EBITDA component of the Plan.
◦A minimum threshold attainment of the Adjusted EBITDA target must be reached for any earnings under the component to be achieved.

Exhibit 10.1
•Participants may achieve up to 200% of the target incentive based on overachievement of Plan Targets.

•Specific to the CEO & direct reports to the CEO: Individual achievement against the financial metrics of the Plan is subject to modification by the Board of directors at their sole discretion by up to 10% of the participant’s target incentive amount based upon individual contribution.

All Other Plan Participants: Achievement under the Plan is tied to the two financial targets (Revenue and Adjusted EBITDA) and to an Individual Achievement component upon which 100% of the target bonus is earned at Plan. The Plan is structured as follows:
•40% of the target incentive is based upon the achievement of the Revenue component of the Plan
◦A minimum threshold attainment of the Revenue target must be reached for any earnings under the component to be achieved.
•40% of the target incentive is based upon the achievement of the Adjusted EBITDA component of the Plan.
◦A minimum threshold attainment of the Adjusted EBITDA target must be reached for any earnings under the component to be achieved.
•20% of the target incentive is based upon the achievement of individual objectives as determined at the sole discretion of the Company.
◦A minimum of a defined percentage of the aggregate Revenue targets must be attained for any earnings under the component to be achieved.
•Participants may achieve up to 200% of the target incentive based on overachievement of Plan Targets.

Plan Targets
The financial metrics shall be set by the Company upon approval by its Board of Directors, in their sole discretion.

Payment Schedule
Payment of any earnings achieved under the Plan will follow the completion of the relevant fiscal year and finalization of the Company’s audited financial results, as approved by its Board of Directors.
General Provisions
A Plan Participant shall not assign or give any part of an incentive to any agent, customer or representative of the customer, or any other person, as an inducement in obtaining an order. Unless expressly approved in advance by the CEO of the Company, a Plan Participant shall not accept any compensation from third parties related to sales of third-party products or services made by the Company.
In the event a Plan Participant, compensated in accordance with this Plan, owes any sum of money to the Company, including without limitation draw payments, charge backs, and travel advances, the Company shall have the right at any time to offset such obligations against the employee’s base salary, commissions, or bonuses.
The Company reserves the right without advance notice to:
•Accept, reject, or cancel any order,
•Make any adjustments or revisions to targets, structure, incentive rates, quotas, salaries, or any other matters pertaining to this Plan; and
•Resolve, in its sole and absolute discretion, any matters of interpretation under the Plan and matters not covered by the provisions of the Plan.
•Modify or terminate this Plan at any time.
The contents of this Plan are Company-proprietary and confidential and are not to be disclosed by any Plan Participant to any person who is not an employee of the Company. Any legal action brought concerning this Plan shall be brought only in the state or federal courts of the country in which the Plan Participant is employed, and both parties submit to venue and jurisdiction in these courts. This Plan contains the entire agreement of the parties with respect to the matters addressed herein, and supersedes all other representations, statements and understandings concerning this subject matter.
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